Exhibit 4.1(a)(i)

FIRST ADDENDUM TO THE TRANSITIONAL SERVICES AGREEMENT

entered into between

GRINDROD LIMITED

and

GRINDROD SHIPPING (SOUTH AFRICA) PROPRIETARY LIMITED

1	INTERPRETATION

In this First Addendum to the Transitional Services Agreement, unless the context clearly indicates a contrary intention, words and meanings defined in the Transitional Services Agreement shall bear the same meaning.

2	RECITAL

The Parties wish to record in writing the amendments to the Transitional Services Agreement.

3	AMENDMENT TO THE TRANSITIONAL SERVICES AGREEMENT

The Transitional Services Agreement is amended by the:

3.1	amendment of clause 6.1 as follows:

“this agreement shall terminate on the 30th June 2020

3.1	amendment of clause 8.1.1 as follows:

‘the IT Services shall be provided until 30th June 2020; and’

4	REMAINING PROVISIONS

Save as specifically varied or amended by the provisions of this addendum, the remaining terms and conditions of the agreement shall continue to be of full force and effect in their present form

5	EXCECUTION IN COUNTERPARTIES

This addendum may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement as at the Signature Date.

[SIGNATURE PAGE TO FOLLOW]

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For:	GRINDROD LIMITED

Signature:	/s/ Andrew Waller
who warrants that he / she is duly authorised thereto

Name:	Andrew Waller

Date:	19 May 2020

Place:	Durban

Signature of Witness:	/s/ Samantha Bufe

Name of Witness:	Samantha Bufe

For:	GRINDROD SHIPPING (SOUTH AFRICA) PROPRIETARY LIMITED

Signature:	/s/ Jeremy Miles	Jeremy Miles

Date:	19 May 2020

Place:	Durban

Signature of Witness:	/s/ Deborah Miles

Name of Witness:	Deborah Miles

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